Exhibit 99.1

MEMSIC Announces Third-Quarter 2010 Results

New Product Ramp-ups Contribute to Sales Growth

ANDOVER, Mass., November 8, 2010 – MEMSIC, Inc. (NasdaqGM: MEMS), a leading MEMS sensing solution provider, today announced financial results for the third quarter ended September 30, 2010.

•	Revenues totaled $10.8 million compared to $7.1 million in the third quarter of 2009.

•
Gross margin was 37.8% compared to 41.3% in the 2009 quarter.  Gross margin in the 2010 quarter was negatively impacted by a $0.4 million sales credit granted to a customer for estimated engineering and screening costs incurred during 2010.  The credit reduced gross margin by 2.4 basis points.

•	Operating expenses rose to $6.4 million from $3.1 million in the 2009 quarter, including an increase in R&D expense to $2.4 million from $1.2 million.

•	Net loss in the 2010 third quarter was ($1.9) million, or ($0.08) per diluted share, compared to net income of $52,000, or $0.00 per diluted share, in the prior-year period.

•	EBITDA in the 2010 third quarter was ($1.0) million compared to $0.4 million in the 2009 quarter.

MEMSIC Chairman, President and CEO, Dr. Yang Zhao commented, “We again surpassed the top end of our quarterly revenue guidance, with our magnetic sensor and new series of ultra-low-cost accelerometers contributing significantly to our growth in this quarter. We are pleased that the market for smartphones is picking up worldwide and that MEMSIC is benefiting from this trend through a ramp-up in sales to a major manufacturer of GPS-enabled mobile phones.

“In the near term, the continuous cost reduction of sensor products is helping us penetrate more cost-sensitive applications such as toys and games. In the long term, we expect continuous product development in integrated smart sensor and sensing systems to drive higher ASP and margin as well as revenue growth. With our Crossbow acquisition in January 2010, we significantly increased our R&D investment in next-generation multi-sensor and MCU integrated system products at both the IC level for the consumer and mobile market and the module level for the high-end industrial, automotive, and general aviation markets. Our next-generation product lines will naturally combine MEMSIC’s core competency in ultra-low-cost sensor product design and manufacturing with the core competency in multi-sensor system integration we acquired from Crossbow. One example is the high-performance MEMS inertial systems we recently introduced, which offer the superior reliability of our advanced MEMS technology for integrated navigation systems and in stabilization and control applications.”

“The transition to China of manufacturing operations for the sensor system product lines we acquired is progressing as planned.  Manufacturing for all of the wireless sensing products has been transferred, and we will finish transferring our inertial navigation system and solution products by Q1 next year except for our FAA-certified product line, which takes longer due to the nature of FAA regulations.  We continue to expect cost savings through the transfer process and increased product performance and functionality through redesigning most of the product lines.”

The company’s third-quarter 2010 results include revenue from the products MEMSIC acquired from Crossbow Technology, Inc. in January 2010 and costs related to the addition of Crossbow engineering and sales staff.  The 2010 and the 2009 results include $0.4 million and $0.3 million, respectively, in stock-based compensation.

Outlook
For the fourth quarter of 2010, MEMSIC anticipates revenue in the range of $10.0 to $11.0 million.  Net loss, including stock-based compensation of $0.4 million, is expected to be in the range of ($0.08) to ($0.11) per share. Average diluted share count for the fourth quarter is estimated to be 24 million.

Conference Call
Management will hold a conference call and webcast at 10:00 a.m. EST on November 8, 2010 to review and discuss the Company's results.

What:	MEMSIC 3Q 2010 financial results conference call and webcast
When:	Monday, November 8, 2010
Time:	10:00 a.m. EST
Live Call:	(877) 291-1367, domestic
(914) 495-8534, international
Replay:	(800) 642-1687 pass code 16895977, domestic
(706) 645-9291, pass code 16895977, international
Webcast:	http://investor.memsic.com (live and replay)

About Non-GAAP Financial Information
Earnings before interest, taxes, depreciation and amortization, or EBITDA, is a measure used by management to evaluate the company’s ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement which also includes, among other items, changes in working capital and the effect of non-cash charges). The Company defines EBITDA as net income, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the comparative evaluation of companies. Because not all companies use identical calculations, the company's presentation of EBITDA and EBITDA per share may not be comparable to similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.

Pursuant to the requirements of Regulation G, we have provided a reconciliation of EBITDA to GAAP net income as an exhibit to this release.

About MEMSIC, Inc.
MEMSIC Inc., headquartered in Andover, Massachusetts, provides advanced semiconductor sensors and multi-sensor system solutions based on micro-electromechanical systems (MEMS) technology and sophisticated integration technologies in both the IC level and module level. MEMSIC's unique and proprietary approach combines leading-edge sensor technologies, such as magnetic sensors and accelerometers, with mixed signal processing circuitry to produce reliable, high quality, cost-effective solutions for the mobile phone, automotive, consumer, industrial, and general aviation markets. The company shares are listed on the NASDAQ Stock Exchange (NASDAQ GM: MEMS).

Safe Harbor Statement
Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements for reasons identified under the heading "Risk Factors" in the company's most recent annual report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof, and the company does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Source:  MEMSIC, Inc.

Company Contact: Patricia Niu MEMSIC, Inc. Chief Financial Officer 978-738-0900	Investor Contact: Harriet Fried/ Jody Burfening Lippert Heilshorn & Associates (212) 838-3777 ir@memsic.com

MEMSIC, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$56,756,071	$66,970,736
Restricted cash	2,614,515	863,439
Short-term investments	500,000	-
Accounts receivable, net of allowance for doubtful accounts of $6,441 as of September 30, 2010 and December 31, 2009, respectively	4,048,875	2,670,144
Inventories	6,896,596	4,988,611
Other assets	2,698,129	1,004,458
Total current assets	73,514,186	76,497,388

Property and equipment, net	21,922,331	14,591,828
Long-term investments	5,020,000	5,353,000
Goodwill	4,869,599	-
Intangible assets, net	12,113,093	988,270
Other assets	84,191	81,455
Total assets	$117,523,400	$97,511,941

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,327,157	$1,115,694
Accrued expenses	3,126,004	1,662,518
Advance research funding	2,614,515	863,439
Total current liabilities	10,067,676	3,641,651

Note payable to bank	17,930,000	-

Stockholders’ equity:

Common stock, $0.00001 par value; authorized, 45,000,000 shares; 23,805,363 and 23,793,113 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	238	238

Additional paid-in capital	99,233,128	98,112,408
Accumulated other comprehensive income	2,615,109	2,218,496
Accumulated deficit	(12,686,178)	(6,460,852)
MEMSIC, Inc. stockholders' equity	89,162,297	93,870,290

Noncontrolling interest related to joint venture in Japan	363,427	-
Total equity	89,525,724	93,870,290

Total liabilities and stockholders’ equity	$117,523,400	$97,511,941

MEMSIC, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net sales	$10,844,719	$7,067,583	$27,212,338	$22,759,693
Cost of goods sold	6,751,194	4,147,180	16,584,892	12,505,427
Gross profit	4,093,525	2,920,403	10,627,446	10,254,266

Operating expenses:
Research and development	2,377,649	1,210,197	6,386,394	4,088,923
Sales and marketing	1,376,893	502,829	3,557,223	1,622,890
General and administrative	2,212,399	1,342,290	6,525,484	4,115,447
Amortization expense	406,561	38,067	1,146,844	110,012
Total operating expenses	6,373,502	3,093,383	17,615,945	9,937,272

Operating income (loss)	(2,279,977)	(172,980)	(6,988,499)	316,994

Other income:
Interest and dividend income	99,026	205,322	319,803	665,171
Other, net	325,074	68,651	430,361	107,286
Total other income	424,100	273,973	750,164	772,457

Earnings (loss) before income taxes	(1,855,877)	100,993	(6,238,335)	1,089,451
Provision (benefit) for income taxes	36,392	48,927	(79,102)	289,021
Net income (loss)	(1,892,269)	52,066	(6,159,233)	800,430

Less: net income attributable to noncontrolling interest	39,004	-	66,093	-
Net income (loss) attributable to MEMSIC, Inc.	$(1,931,273)	$52,066	$(6,225,326)	$800,430

Net income (loss) per common share:
Basic	$(0.08)	$0.00	$(0.26)	$0.03
Diluted	$(0.08)	$0.00	$(0.26)	$0.03

Weighted average shares outstanding used in calculating net income (loss) per common share:
Basic	23,805,072	23,764,284	23,802,357	23,724,587
Diluted	23,805,072	24,102,339	23,802,357	23,981,367

MEMSIC, Inc.
Reconciliation of Net Income (Loss) to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Net income (loss)	$(1,931,273)	$52,066	$(6,225,326)	$800,430
Interest (income) expense, net	(99,026)	(205,322)	(319,802)	(665,171)
Income tax expense (benefit)	36,392	48,927	(79,102)	289,021
Depreciation and amortization	1,002,616	493,769	2,822,667	1,518,353
EBITDA	$(991,291)	$389,440	$(3,801,563)	$1,942,633